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                                  Exhibit 16.1




Securities and Exchange Commission                             December 18, 1998
Washington, DC 20548

Ladies and Gentlemen:

We were previously principal accountants for Optima Petroleum Corporation (now PetroQuest Energy, Inc.) and, under the date March 13, 1998, we reported on the consolidated financial statements of Optima Petroleum Corporation and subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995. On December 16, 1998, our appointment as principal accountants was terminated. We have read statements of PetroQuest Energy, Inc. included under item 4 of its Form 8-K dated December 16, 1998, and we agree with such statements.

Yours very truly,

/s/ KPMG LLP
KPMG LLP


Chartered Accountants